Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated September 13, 2021 with respect to the consolidated financial statements and internal control over financial reporting of A-Mark Precious Metals, Inc. included in the Annual Report on Form 10-K for the year ended June 30, 2021, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Newport Beach, California
March 28, 2022